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EXHIBIT 4

PricewaterhouseCoopers LLP Chartered Accountants PO Box 82 Royal Trust Tower, Suite 3000 Toronto Dominion Centre Toronto, Ontario Canada M5K 1G8 Telephone +1 416 863 1133 Facsimile +1 416 365 8215

COMMENTS BY AUDITORS FOR UNITED STATES OF AMERICA READERS ON
CANADA – UNITED STATES OF AMERICA REPORTING DIFFERENCES

In the United States of America, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the company's consolidated financial statements, such as the changes described in Notes 1, 2, and 27 to the consolidated financial statements of The Thomson Corporation as at and for the year ended December 31, 2003. In addition, effective January 1, 2003, the Company adopted Canadian Institute of Chartered Accountants Handbook Section 3475, Disposal of Long-lived Assets and Discontinued Operations. This new standard broadened the definition of discontinued operations resulting in certain asset groups to be disposed of as of and subsequent to January 1, 2003 being presented as discontinued operations as described in Note 6, which would not have met the previous standard for the recognition, measurement, presentation or disclosure of discontinued operations.

Our report to the shareholders dated February 12, 2004, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when the changes are properly accounted for and adequately disclosed in the consolidated financial statements.

Toronto, Canada	(Signed) "PRICEWATERHOUSECOOPERS LLP"
February 12, 2004	Chartered Accountants

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.

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COMMENTS BY AUDITORS FOR UNITED STATES OF AMERICA READERS ON CANADA – UNITED STATES OF AMERICA REPORTING DIFFERENCES